Exhibit 99.1

FOR IMMEDIATE RELEASE: MAY 8, 2009

LEGGETT & PLATT ANNOUNCES IMPACT FROM CUSTOMER SHUTDOWN

Carthage, MO, May 8, 2009 —

•	1Q EPS reduced to $.02 due to a 4 cents per share impact of customer shutdown

Diversified manufacturer Leggett & Platt reported that Consolidated Bedding (the primary Spring Air manufacturer), a significant customer of Leggett’s, notified Leggett on May 5 that it is ceasing operations. Although Leggett had previously established a significant bad debt reserve for this account, Leggett is increasing its bad debt expense by $8.5 million to reflect the full amount of the credit exposure it has with this customer.

As a result, today’s 10Q SEC filing by Leggett will reflect first quarter earnings of $.02 per share rather than the $.06 announced in its press release of April 22. The $.04 per share earnings reduction is solely due to the shutdown of Consolidated Bedding’s operations. Leggett is making no change to its full year guidance.

Consolidated Bedding’s trade accounts with Leggett were current through May 1, 2009. In addition, the customer’s owners had until recently indicated an enthusiasm for their restructuring plans and the business placements they were experiencing.

Leggett believes that the Consolidated Bedding volume of business will likely be dispersed among Leggett & Platt’s other customers.

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a diversified manufacturer that conceives, designs and produces a broad variety of engineered components and products that can be found in most homes, offices, and automobiles. The company serves a broad suite of customers that comprise a “Who’s Who” of U.S. manufacturers and retailers. The 126-year-old firm’s continuing operations are composed of 20 business units, 19,000 employee-partners, and approximately 160 manufacturing facilities located in 18 countries.

Leggett & Platt is North America’s leading independent manufacturer of: a) components for residential furniture and bedding; b) components for office furniture; c) drawn steel wire; d) automotive seat support and lumbar systems; e) carpet underlay; f) adjustable beds; and g) bedding industry machinery.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

David M. DeSonier, Vice President of Strategy and Investor Relations

Susan R. McCoy, Director of Investor Relations